U.S. SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                 SEC FILE NUMBER
                           NOTIFICATION OF LATE FILING
                                    000-49770


                                  CUSIP NUMBER

                                    868636200

(Check One):   |_| Form 10-K  |_| Form 20-F  |_| Form 11-K
               |X| Form 10-Q  |_| Form D     |_| Form N-SAR  |_| Form N-CSR

                        For Period Ended: March 31, 2006

                       |_| Transition Report on Form 10-K
                       |_| Transition Report on Form 20-F
                       |_| Transition Report on Form 11-K
                       |_| Transition Report on Form 10-Q
                       |_| Transition Report on Form N-SAR

        For the Transition Period Ended:
                                        --------------------------------

         ===============================================================
                     Nothing in this form shall be construed
                        to imply that the Commission has
                            verified any information
                                contained herein.
         ===============================================================

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

         --------------------------------------------------------------
                         PART I - REGISTRANT INFORMATION

                        Supreme Realty Investments, Inc.
         --------------------------------------------------------------
                             Full Name of Registrant


         --------------------------------------------------------------
                            Former Name if Applicable

                 No. 5A, Zuanshi Ge, Fuqiang Yi Tian Ming Yuan,
         --------------------------------------------------------------
            Address of Principal Executive Office (Street and Number)

                      Fu Tian Qu, Shenzhen City, P.R. China
         --------------------------------------------------------------
                            City, State and Zip Code

         --------------------------------------------------------------
                        PART II - RULES 12b-25(b) AND (c)
         --------------------------------------------------------------

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

 |X|        (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K Form N-SAR, or Form N-CSR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on Form D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

         --------------------------------------------------------------
                              PART III - NARRATIVE
         --------------------------------------------------------------

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof could not be filed within the prescribed period.

      The Registrant is not able to file its Form 10-QSB for the quarter ended March 31, 2006 on the date required. The Registrant is in the process of preparing and reviewing the financial information and compiling and disseminating the information required to be included in the Form 10-QSB for the quarter ended March 31, 2006, as well as the completion of the required review of the Company's financial information, none of which could be completed by the date required without incurring undue hardship and expense. The Registrant expects to file its Form 10-QSB within the 5 calendar days provided by this extension.

         --------------------------------------------------------------
                           PART IV - OTHER INFORMATION
         --------------------------------------------------------------

     (1) Name and telephone number of person to contact to this notification

              Zujun Xu                86 755                 83570142
             ---------             -----------         ------------------
              (Name)               (Area Code)         (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                |X| Yes    |_| No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                |_|  Yes   |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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         ==============================================================
                        Supreme Realty Investments, Inc.
         ==============================================================
                  (Name of Registrant as Specified in Charter)

      Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2006
                                    By: /s/ Zujun Xu
                                        -------------------------------
                                    Name: Zujun Xu
                                    Title: President and Chief Financial Officer

      INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (see 18 U.S.C. 1001).